Exhibit 12.1

Von Hoffmann Corporation
Ratios: Calculation of Earnings to Fixed Charges

STATEMENT RE: COMPUTATION OF RATIOS

	Year Ended December 31, 1998	Year Ended December 31, 1999	Year Ended December 31, 2000	Year Ended December 31, 2001	Year Ended December 31, 2002	Nine Months Ended September 30, 2002	Nine Months Ended September 30, 2003
Income (loss) before income taxes and extraordinary item	$(18,793,398)	$(7,239,642)	$(8,812,520)	$(11,512,193)	$(6,289,689)	$(2,564,038)	$6,969,265
Interest expense	29,166,401	36,804,979	42,151,480	38,126,625	39,086,584	28,946,928	30,516,929

Adjusted earnings (loss)	$10,373,003	$29,565,337	$33,338,960	$26,614,432	$32,796,895	$26,382,890	$37,486,194

Interest expense	$29,166,401	$36,804,979	$42,151,480	$38,126,625	$39,086,584	$28,946,928	$30,516,929

Adjusted fixed charges	$29,166,401	$36,804,979	$42,151,480	$38,126,625	$39,086,584	$28,946,928	$30,516,929

Ratio of earnings to fixed charges	0.36	0.80	0.79	0.70	0.84	0.91	1.23

Deficiency in earnings	$18,793,398	$7,239,642	$8,812,520	$11,512,193	$6,289,684	$2,564,038	$—